SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549




                           FORM 8-K



                        CURRENT REPORT



              Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)            May 16, 1997


               Northern States Power Company
    (Exact name of registrant as specified in its charter)


                           Minnesota
        (State or other jurisdiction of incorporation)


    1-3034                                              41-0448030
(Commission File Number)                 (IRS Employer Identification No.)


414 Nicollet Mall, Mpls, MN                                  55401
(Address of principal executive offices)                     (Zip Code)



Registrant's telephone number, including area code         612-330-5500



 (Former name or former address, if changed since last report)






Item 5.   Other Events

On May 16, 1997, Northern States Power Company, a Minnesota corporation (NSP) and Wisconsin Energy Corporation, a Wisconsin corporation (WEC), announced that they have mutually agreed to terminate their plans to merge the two companies, with each company paying only its own merger-related costs. Both companies' Boards of Directors voted to terminate the merger agreement.

As a result of the merger termination, NSP will charge to expense in the second quarter of 1997 all deferred merger-related costs. As of April 30, 1997, NSP had incurred and deferred approximately $29 million of costs associated with the merger, which equates to approximately 25 cents per share.

Attached as Exhibit 99.01 is NSP's news release issued on May 16, 1997.

Item 7.   Financial Statements and Exhibits

(c)  EXHIBITS

Exhibit
  No.          Description

 99.01         May 16, 1997 News Release from NSP



                          SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Northern States Power Company
                                      (a Minnesota Corporation)



                                      By /s/
                                         E J McIntyre
                                         Vice President and Chief
                                           Financial Officer




Dated: May 19, 1997






                         EXHIBIT INDEX


Method of            Exhibit
 Filing                No.            Description

 DT                   99.01           May 16, 1997 News Release from
                                      NSP


DT = Filed electronically with this direct transmission.





Northern States Power Company                     Exhibit 99.01
414 Nicollet Mall
Minneapolis, MN  55401                             News Release
Telephone (612) 330-5500



May 16, 1997




            WISCONSIN ENERGY, NORTHERN STATES POWER
             AGREE TO TERMINATE MERGER PROCEEDINGS


     Minneapolis, Minn., and Milwaukee, Wis.--James J. Howard, chairman, president and chief executive officer of Northern States Power Co., and Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy Corp., today announced that they have agreed to terminate plans to merge the two companies. The Merger Agreement would have combined WEC and NSP into Primergy Corporation, which would have resulted in $2 billion of cost reductions benefiting customers and stockholders.

     "We filed applications two years ago to join the companies. Our purpose was to form a combined enterprise that would create greater value for our customers and shareholders," Howard said. "We anticipated a 12- to 18-month approval process because we complied with the requirements for all previously approved mergers.

     "What we encountered were regulatory agencies that were changing their merger policies as they were considering our filing," he said. "The Federal Energy Regulatory Commission's decision and its analysis of the market power issues -- released earlier this week and remanding the discussion of further negotiation among the parties -- confirm that its policies are still being developed. Unfortunately, the regulators have chosen applications like this one to resolve many of these issues. There is simply no end to this process in sight."

     "At this time," Abdoo said, "it's important for us to take advantage of other opportunities. Continuing the Primergy transaction, given the current regulatory climate, is not in the best interests of our stockholders, customers and employees."

     Abdoo said there are many factors in the decision to terminate the Merger Agreement, including: the FERC action; the fact that any regulatory approvals that might be obtained appear to be heading in the direction of significantly reducing the benefits of the Primergy transaction; and the impact on stockholders, customers and employees of at least another six months of delay as a result of the FERC action after almost a two-year wait.

     "After thorough consideration, we have mutually agreed to terminate our plans," Abdoo stated. "The stockholders, customers and employees of both companies have waited too long and there is no certainty the matter will ever be decided by the regulatory authorities."

     The companies announced their merger plans May 1, 1995, and filed applications in July and August with state and federal regulatory bodies. To date, approvals have been granted by the state regulatory commissions in Michigan and North Dakota, but not by the commissions in Minnesota and Wisconsin. Approvals from the Securities & Exchange Commission and U.S. Department of Justice also are pending.

     Both companies' boards of directors voted today to end the merger process. NSP and Wisconsin Energy will jointly withdraw their merger applications from state and federal agencies.

                              ###

For more information, contact
NSP Media Representatives
Office:    (612) 337-2167
Internet:  http://www.nspco.com